EXHIBIT 10.1

Employment Agreement between Airborne Wireless Network and Jason de Mos dated

October 7, 2016.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of October 07, 2016, by and between Airborne Wireless Network, a Nevada corporation (the “Company”), and Jason T. de Mos (“Employee”).

1.                  Engagement and Responsibilities

1.1                   Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Employee as an officer of the Company, with the title and designation “Vice President of Business Development and Aviation Compliance.” Employee hereby accepts such engagement and employment. Employee may also have additional duties and responsibilities as determined from time to time by the Board with Employee's consent.

1.2                  Employee’s duties and responsibilities shall be those that are described more particularly on that schedule attached hereto marked as Exhibit 1.2 and the provisions of which, by this reference, are made in part of this Agreement as though specified completely and specifically herein.

1.3                  Employee shall devote all of Employee’s business time, energy and efforts to the business of the Company and use his best efforts and abilities to faithfully and diligently perform his duties, perform his responsibilities and promote the Company’s business interests. During such times as Employee is employed by the Company, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, manager, lender, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company, as such business is now or hereafter conducted. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or materially interfere with the faithful and diligent performance by Employee of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly agrees that Employee may:

   a)                make and manage personal business investments of Employee’s choice; and

   b)                serve in any capacity with any non-profit civic, educational or charitable organization.

1.4                   Covenants of Employee

(a)                Reports. Employee shall use his best efforts and skills to truthfully, accurately, and promptly make, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all funds, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so.

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(b)               Expertise. Employee shall make available to the Company any and all information of which he has knowledge that is relevant to the Company's business and shall make all suggestions and recommendations that he believes will be of benefit to the Company.

(c)                Opportunities. Employee shall make all business opportunities of which he becomes aware that are relevant to the Company’s business available to the Company, and to no other Person or to himself individually.

(d)               Compliance. Employee shall use his best efforts and skills to cause the Company to comply with all of its contractual obligations and commitments, as well as all applicable laws, rules and regulations and investor and insurer guidelines.

2.                  Definitions

2.1                   “Board” shall mean the Board of Directors of the Company.

2.2                   "For Cause” shall mean, in the context of a basis for termination of Employee’s employment with the Company, that:

(a)                Employee breaches any obligation, duty or agreement pursuant to this Agreement, which breach is not cured or corrected within 15 calendar days of written notice thereof from the Company, except for breaches of Section 1.3 and Article 6 of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure;

(b)               Employee is grossly negligent in the performance of services to the Company, or commits any act of personal dishonesty, fraud, undisclosed conflict of interest, breach of fiduciary duty or trust that, in the reasonable judgment of the Board, renders Employee unsuitable for his position; or

(c)                Employee is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law; or

(d)               Employee commits any act of personal conduct that, in the reasonable opinion of the Board, results in a material risk of liability pursuant to federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities to subordinate employees; or

(e)                Employee commits continued and repeated violations of specific written directions of the Board, which directions are consistent with this Agreement and Employee’s position as an executive officer, or continued and repeated failure to perform duties assigned by or pursuant to this Agreement; provided, however, that no discharge shall be deemed for Cause pursuant to this subsection (e) unless Employee first receives written notice from the Company advising him of the specific acts or omissions alleged to constitute violations of written directions or a failure to perform his duties, and such violations or failure continue after he shall have had a reasonable opportunity to correct the acts or omissions complained of; or

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(f)                Employee is found liable in any civil or criminal securities law action or enters into any cease and desist order with respect to any such action (regardless of whether or not Employee admits or denies liability) when the conduct which is the subject of such action is demonstrably injurious to the Company; or

(g)               Employee breaches his fiduciary duties to the Company and such breach(es) may reasonably be expected to have a material adverse effect on the Company; or

(h)               Employee (a) obstructs or impedes; (b) endeavors to influence, obstruct or impede; or (iii) fails to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”); or (c) removes, conceals, destroys, purposely withholds, alters or by any other means falsifies any material that is requested in connection with an Investigation; provided, however, that Employee’s failure to waive attorney-client privilege relating to communications with Employee’s attorney in connection with an Investigation shall not constitute “For Cause.”

2.3                   “Person” shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.

3.                  Compensation and Benefits

3.1                   Salary. Employee shall be entitled to that compensation specified more particularly in that schedule attached to this agreement marked Exhibit 3.1 and the provisions of which, by this defense, are made a part hereof as though specified completely and specifically at length herein. The base salary shall be payable in installments in the same manner and at the same times the Company pays base salaries to other senior officers of the Company, but in no event less frequently than monthly.

3.2                   Bonus. Employee shall not be entitled to a guaranteed or performance bonus; provided, however, the Board, in its sole discretion, may from time to time award a bonus to Employee.

3.3                   Expense Reimbursement. Employee shall be entitled to reimbursement from the Company for the reasonable costs and expenses that Employee incurs in connection with the performance of Employee’s duties and obligations pursuant to this Agreement in a manner consistent with the Company’s practices and policies therefor.

3.4                   Employee Benefit Plans. Employee shall be entitled to participate in any pension, savings and group term life, medical, dental, disability and other group benefit plans which the Company makes available to its employees generally. Employee acknowledges that the Company, presently, does not have any employee benefit plans, including medical insurance, and does intend to adopt any such plans for the foreseeable future.

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3.5                  Vacation. While he is an employee of the Company, Employee shall be entitled to paid vacation that accrues at a rate of 1.66 days for each month worked (20 days per employment year). Employee shall have the right to carryover unused vacation from one employment year to the next, to the extent permitted by the Company’s policy from time to time in effect, up to a maximum of 10 carryover days per employment year.

3.6                  Withholding. The Company may deduct from any compensation payable to Employee (including payments made in connection with or following termination of employment) amounts sufficient to pay Employee’s share of applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments.

4.                  Term of Employment

Employee’s employment pursuant to this Agreement shall commence on October 7, 2016, and shall terminate on the earliest to occur of the following:

(a)                The death of Employee;

(b)               Upon delivery to Employee of written notice of termination by the Company, if Employee shall suffer a physical or mental disability which renders Employee, in the reasonable judgment of the Board, unable to perform his duties and obligations pursuant to this Agreement for either 60 consecutive days or 120 days in any 12-month period;

(c)                Upon 30 days’ prior written notice from Employee to the Company;

(d)               Upon delivery to Employee of written notice of termination by the Company (i) For Cause, or (ii) without cause following receipt of written notice of termination from Employee pursuant to Article 4 (c) of this Agreement; or

(e)                Upon delivery to Employee of written notice of termination by the Company without Cause.

5.                  Termination of Employment

5.1              Upon termination of Employee’s employment for any reason (a) Employee shall be entitled to his base salary accrued through the date of termination; (b) Employee shall be entitled to any bonus that has been approved by the Board and remains unpaid; (c) Employee shall be entitled to reimbursement of expenses incurred prior to termination that are payable in accordance with Section 3.3 of this Agreement; (d) Employee shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company; and (e) Employee shall be entitled to that compensation which is equal in amount to the annual base salary of Employee during the employment year of termination plus the amount of all unused vacation, which compensation shall be paid in equal installments during the 12 months immediately following the date of termination; provided, however, in the event Employee is terminated For Cause, subject to applicable law, the Company shall be entitled to offset against any payments due and payable to Employee as such termination amount any loss or damage which shall be incurred by the Company as result of the acts or omissions of Employee resulting in termination For Cause.

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5.2               Employee acknowledges that the Company has the right to terminate Employee’s employment without Cause.

5.3               Employee agrees that in the event of termination of his employment for any reason, Employee shall not be entitled to any severance or other compensation or benefits from the Company, other than as specified above. Without limitation on the generality of the foregoing, this section supersedes any plan or policy of the Company that provides for severance to its officers or employees, and Employee shall not be entitled to any benefits pursuant to any such plan or policy.

5.4               Notwithstanding the termination of Employee's employment, Employee shall be entitled to all rights of indemnification from the Company pursuant to the Articles of Incorporation and Bylaws of the Company.

5.5               Notwithstanding the timing of payments set forth in this Agreement, if the Company determines that Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and that, as a result of such status, any portion of the payment pursuant to this Agreement would be subject to additional taxation, the Company will delay paying any portion of such payment until the earliest permissible date on which payments may be made without triggering such additional taxation (with such delay not to exceed six months), with the first such payment to include the amounts that would have been paid earlier but for such delay.

6.            Covenant Not To Solicit

Commencing on the date Employee’s employment with the Company terminates and continuing through the second anniversary of such date, Employee will not, directly or indirectly, either alone or by action in concert with others; (a) induce or attempt to influence any employee of the Company to engage in any activity in which Employee is prohibited from engaging pursuant to Section 1.3 of this Agreement or terminate his or her employment with the Company; (b) employ or offer employment to any person who was employed by the Company on the date of termination of Employee’s employment with the Company; or (c) induce or attempt to induce any customer, supplier, licensee or other business relationship of the Company to cease or reduce its business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relationship and of the Company.

7.            Specific Performance. Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 1.2 or Article 6 of this Agreement would be inadequate and, in recognition of this fact, and notwithstanding Article 10 of this Agreement, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief from a court or arbitrator in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

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8.             Employee’s Cooperation. During such time as Employee is employed by the Company, and at all times thereafter, Employee shall cooperate, at the Company’s cost and expense (which shall consist solely of travel, lodging, meals and a reasonable per diem for lost time, if Employee is not an employee of the Company), with the Company in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to provide testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Employee’s possession, all at times and on schedules that are reasonably consistent with Employee’s other permitted activities and commitments).

9.              Miscellaneous

9.1               Notices. All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission, email or by United States first class, registered or certified mail, postage prepaid, addressed (i) if to the Company, at the address set forth on the signature page of this Agreement to the attention of the Board or, if the Company has a President who is not Employee, to the President or another designee identified on that signature page (or if by email, to the latest email address the sender has for the recipient or, if the recipient is an entity, for the officer or other person designated to receive notices); and (ii) if the Employee, to the last known address or email address for Employee on the books and records of the Company. Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third business day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this section.

9.2               Entire Agreement. This Agreement and the exhibits to this Agreement specify the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

9.3               Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

9.4               Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid pursuant to applicable law, but if any provision of this Agreement shall be or become prohibited or invalid pursuant to applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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9.5               Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement. References in this Agreement to sections shall mean sections of this Agreement, unless otherwise specified.

9.6               Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each party and delivered to the other party, and both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by email delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

9.7               Advice from Independent Counsel. Each Party hereto understands that this Agreement is legally binding and may affect such party’s rights. Each such party represents to the other party that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement to which it is a party and that it is satisfied with its legal counsel and the advice received from such counsel.

9.8              Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing this Agreement shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself, or by its agent, prepared the same, and both parties have participated in the preparation of this Agreement.

9.9              Waiver of Jury Trial. IF, NOTWITHSTANDING THE PROVISION OF THIS AGREEMENT THAT ALL DISPUTES BE SUBMITTED TO BINDING ARBITRATION, A DISPUTE IS SUBMITTED TO A COURT, EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND SHALL TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.10             No Assignment. Employee may not assign any of his rights or obligations pursuant to this Agreement, except that Employee’s benefits may be assigned by Will or by the laws of descent and distribution.

9.11             Construction. No term or provision of this Agreement shall be construed so as to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance, or regulation, the latter shall prevail, but in such event the affected provision of this Agreement shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law.

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10.           Submission to Arbitration

10.1                  IN CONSIDERATION FOR, AND AS A MATERIAL CONDITION OF EMPLOYMENT WITH THE COMPANY, EMPLOYEE AGREES THAT FINAL AND BINDING ARBITRATION PURSUANT TO THE THEN APPLICABLE RULES AND PROCEDURES OF JAMS/ENDISPUTE SHALL BE THE EXCLUSIVE MEANS FOR RESOLVING ANY DISPUTE WHICH ARISES UNDER OR RELATING TO THIS AGREEMENT (EXCEPT THOSE LISTED IN SECTION 10.4 OF THIS AGREEMENT). NO OTHER ACTION MAY BE BROUGHT IN COURT OR IN ANY OTHER FORUM. THIS AGREEMENT IS A WAIVER OF ALL RIGHTS TO A CIVIL COURT ACTION FOR A COVERED CLAIM. ONLY AN ARBITRATOR, NOT A JUDGE OR JURY, WILL DECIDE SUCH CLAIM.

10.2                   Employee or the Company shall begin the arbitration process by delivering a written request for arbitration to the other party within the time limits that would apply to the filing of a civil court action. Failure to deliver a timely written request for arbitration shall preclude the aggrieved party from instituting any legal, arbitration or other proceeding and shall constitute a complete waiver of all such claims. Statutory claims can be raised within the limitations period provided by the applicable statute.

10.3                   Claims covered by this section include, but are not limited to, (a) alleged violations of federal, state and/or local constitutions, statutes, regulations or ordinances, including, but not limited to, laws dealing with unlawful discrimination and harassment; (b) claims based on any purported breach of contractual obligation, including, but not limited to, breach of the covenant of good faith and fair dealing, wrongful termination or constructive discharge; (c) violations of public policy; (d) claims relating to a transfer, reassignment, denial of promotion, demotion, reduction in pay, or any other term or condition of employment; (e) claims based on contract or tort; and (f) any and all other claims arising out of Employee’s employment with or termination by the Company. This includes, but is not limited to, claims brought under Title VII of the Civil Rights act of 1964; California Government Code Section 12960 et seq.; and any other federal, state or local anti-discrimination laws relating to discrimination, including, but not limited to, those based on genetic information or characteristics; sex and gender; race; religion; national origin; mental or physical disability (including claims pursuant to the Americans With Disabilities Act); medical condition; veteran or military status; marital status; sexual orientation or preference; age; pregnancy; and retaliation or wrongful termination in violation of public policy for alleging or filing or participating in any grievance or otherwise complaining of any wrong relating to the aforementioned categories or any public policy.

10.4                   The following claims are expressly excluded and not covered by this section for final and binding arbitration: (a) claims related to Workers’ Compensation and Unemployment Insurance; (b) administrative filings with governmental agencies such as the California Department of Fair Employment & Housing, the Equal Employment Opportunity Commission, the U.S. Department of Labor or the National Labor Relations Board; (c) claims that are expressly excluded by statute or are expressly required to be arbitrated pursuant to a different procedure pursuant to the terms of an employee benefit plan; and (d) claims within the jurisdictional limits of small claims court. This Agreement does not preclude either party from seeking appropriate interim injunctive relief pursuant to the California Code of Civil Procedure or applicable federal law before arbitration or while arbitration proceedings are pending.

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10.5                   Any claim arising between Employee and the Company covered by the arbitration provisions of this Agreement shall be submitted to final and binding arbitration in the rules and procedures of JAMS/Endispute, or any successor entity thereto, in effect upon the date the claim is submitted in writing to the Company, to which rules and procedures the parties hereby expressly agree. The rules allow for discovery by each party as ordered by the arbitrator. The arbitrator must allow discovery adequate to arbitrate all claims, including access to essential documents and witnesses. In making his or her award, the arbitrator shall have the authority to make any finding and provide any remedy.

10.6                   The arbitrator must issue a written award. The arbitrator shall, in the award, or separately, make specific findings of fact, and set forth such facts in support of his or her decision, as well as the reasons and basis for his or her opinion. Should the arbitrator exceed the jurisdiction or authority herein conferred, any party aggrieved thereby may file a petition to vacate, amend or correct the arbitrator’s award in a court of competent jurisdiction, pursuant to applicable law.

10.7                  The Company shall pay the arbitrator’s fees and other administrative costs of arbitration, and other reasonable costs as specified by the arbitrator pursuant to applicable law so that Employee does not have to pay any cost which he would not have to pay in court beyond any amount which would have to be paid as a filing fee in a municipal or superior court. The arbitrator shall at his or her discretion award attorneys’ fees and costs to the prevailing party; provided, however, that each party shall be responsible for the payment of its own attorneys’ fees; and provided, further, that if the claim of one party against the other is monetary, prior to the commencement of the arbitration each party shall submit to the other party and to the arbitrator a written settlement offer (i.e. the amount the claimant would be willing to accept to resolve the claim and the amount the party against whom the claim has been made (the "defendant") would be willing to pay to resolve the claim), and if the arbitration award is less than or equal to the amount that is the midpoint between the two such amounts, the defendant shall be deemed to be the prevailing party in the arbitration and if the arbitration award is greater than the midpoint between the two such amounts, the claimant shall be deemed to be the prevailing party.

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IN WITNESS WHEREOF, this Agreement has been made and entered into as of the date specified in the preamble of this Agreement.

EMPLOYER:

Airborne Wireless Network

By: ______________________________

J. Edward Daniels, President

Address:

4115 Guardian Street, Suite C

Simi Valley, California 93063

EMPLOYEE

__________________________________

Jason de Mos

Address:

1954 253rd Pl.

Lomita, California 90717

Signature Page to Employment Agreement (Jason T. de Mos)

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EXHIBIT 1.2

Vice President of Business Development and Compliance

General Responsibilities

The Vice President of Business Development and Compliance is a key management position responsible for the overview of the company’s certification and conformity efforts. The Vice President of Business Development Compliance’s focus is to review all technical data and to manage and coordinate efforts between company consultants, contractors, vendors and suppliers on various projects. The position in addition to these responsibilities will target and develop strategic business opportunities that meet the company’s goals and direction for future growth.

Specific Responsibilities

•	Ensure project goals and milestones are met and on time performance is achieved.

•	Manage existing FAA DERs and DARs and hire and manage key personnel including various future FAA consultants and project contractors.

•	Act as the company’s FAA Quality Assurance Manager.

•	Meet with to prospect and identify new clients, partners and suppliers to create and develop new business opportunities.

•	When required, travel to and participate in meetings with government and certification agencies throughout the company’s various certification efforts.

•	Visit suppliers, vendors, installers, and contractors in order to ensure consistent product and component supply chain standard and conformity.

•	Hire and manage internal project team, and coordinate project certification efforts directly with company consultants and contractors.

•	Assist in plotting the direction and long term goals of the company.

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EXHIBIT 3.1

Compensation and Benefits, Salary:

The initial annual salary shall be $127,200 ($10,600 monthly).

Based on the assumption that the company would be able to achieve significant technological and financial millstones, and the company is able to support this, the salary will increase to $25,000 monthly, or $300,000 annually.

If, this cannot be achieved on or before 10 months from the date this agreement was made and entered into, the company will cover the increase in salary as follows until such time the financial condition of the company is able to support a regular salary at the new rate of $300,000 annually. Regardless of this agreement, at is sole discretion, the board of directors may at any time review and increase the salary rate(s).

In the event that the company would not be able to support the increase as outlined above, the company would:

a)	issue the company’s shares equivalent to the monthly dollar value of the increase ($14,400) on the day normal salary payment is due on a “1099 equivalent basis”, or
b)	issue the company’s shares equivalent to the monthly dollar value of the increase on the day normal salary payment is due withholding the required payroll and associated taxes from the employee’s base salary, or
c)	issue the company’s shares equivalent to the monthly dollar value of the increase on the day normal salary payment is due, minus the required payroll and associated taxes; the company would use the difference to fulfill its normal payroll obligations.

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